Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 2, 2014 (September 10, 2014 as to the effects of the share consolidation described in Note 1) relating to the consolidated financial statements and financial statement schedule of Travelport Worldwide Limited and subsidiaries, appearing in the Prospectus included in the Registration Statement on Form S-1, as amended (Registration No. 333-196506).

/s/ DELOITTE LLP

London, United Kingdom

September 30, 2014